Exhibit 99.1

SENETEK PLC ANNOUNCES VOTING RESULTS FROM

THE ANNUAL MEETING

NAPA, Calif., December 14, 2004 / PRNewswire-First Call/ — Senetek PLC (OTCBB: SNTKY - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced that shareholders approved by votes of approximately 99% all four resolutions that the Company has put to the shareholders at the Annual General Meeting of Shareholders held on December 10 in Napa, California.

Senetek CEO Frank J. Massino commented: “We are pleased with the turn-out and overwhelmingly positive vote of 33 million of our outstanding shares, or 55%, demonstrating our shareholders’ confidence in the strategic business course charted by management and our Board of Directors. We are especially pleased that Andreas Tobler and Uwe Thieme have been reelected to the Board of Directors and we look forward to their contribution in 2005 as we continue to grow the business and strive to maximize our shareholder value.”

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Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including statements concerning the Company’s financial stability, its expectations of continued growth and profitability and its intent to expand its overseas business. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise